Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT, is made and entered into this 26th day of January 2006, by and between A. M. CASTLE & CO., a Maryland corporation, with offices located at 3400 North Wolf Road, Franklin Park, Illinois 60131 (the “Company”) and MICHAEL GOLDBERG who resides at 8 Black Oak Broad, North Oaks, Minnesota 55127 (“Executive”).
     WHEREAS, the Company desires to be assured that Executive will render services to Company in the event of any Change in Control (as defined below); and
     WHEREAS, Executive is willing to serve Company, but desires assurance that he will be protected in the event of any Change in Control;
     NOW THEREFORE, in consideration of the mutual covenants and promise contained herein, the parties agree as follows:
        1. If:
a.	There is a Change in Control of Company; and

b.	After the date of such Change in Control:
•	Executive’s Duties and/or responsibilities have been (i) substantially changed or (ii) reduced; or

•	Executive has been transferred or relocated outside the Chicago metropolitan area; or

•	Executive’s Compensation has been reduced; and
c.	Within 24 months of the Change in Control, Executive voluntarily terminates his employment or Executive’s employment is terminated by the Company for any reason other than discharge for Cause, death or Disability, then subject to the limitations and conditions of paragraphs 3 and 4 of this Agreement, Company shall provide the benefits described in paragraph 2 of this Agreement (in lieu of any severance benefits under Executive’s Employment/Non-Competition Agreement or under any Company severance plan).

2. Subject to the conditions described in paragraph 1 of this Agreement, Company shall provide and Executive shall receive the following:
a.	A lump sum cash payment in the amount of two times the sum of (i) Executive’s annual base salary as of the date of the Change in Control plus (ii) the target incentive compensation for that same year. Such lump sum shall be payable as soon as practicable after Executive’s date of termination, unless the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will result in the imposition of additional tax on account of the payment of this lump sum cash payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) (relating to the required delay in payment to a specified employee pursuant to a separation from service) in which case such payment will in lieu thereof be paid on the date that is six (6) months and one (1) day following the date of the Executive’s separation from service (as defined in Section 409A of the Code) (or, if earlier, the date of death of the Executive) (the “Specified Employee Delayed Payment Date”).

b.	With respect to any granted but not awarded shares under the 2005 Performance Stock Equity Plan or any subsequent plan, the number of shares payable to Executive as of the end of the performance cycle shall be estimated by the Board or Directors of the Company (the “Board”) in good faith*; the resulting number of shares shall be multiplied by a fraction, the numerator of which is the number of whole completed months of service completed by Executive and the denominator of which is the total number of months in the performance cycle, except that, in determining the

*	With respect to shares of Performance Stock granted under Paragraph 4(d) of his Employment/Non-Competition Agreement, in no event shall the estimated number of shares be less than 45,000 shares. This minimum target payout does not apply to future awards under the 2005 Performance Stock Equity Plan or any subsequent plan.

number of shares to be awarded under the 2005 Performance Stock Equity Plan the number of shares shall be computed by multiplying by a fraction the numerator of which is the number of whole completed months of service completed by the Executive and the denominator of which is 24 and he shall be treated as having performed services for the Company from January 1, 2006. The resulting product shall be paid to Executive as soon as practicable following Executive’s termination of employment but in no event later than the fifteenth day of the third month after the date of termination, unless the Company reasonable determines that Code Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) in which case the number of shares or dollar amount will be in lieu thereof be paid on the Specified Employee Delayed Payment Date.

c.	With respect to any outstanding equity compensation awards that are subject to a vesting schedule, such awards shall be fully vested.

d.	Continued coverage at Company’s expense under all of Company’s medical, heath, dental, life and disability plans or, in the event Company’s plans have been terminated, equivalent plan coverages for a period of 24 months after such change of control; provided, however, that Executive’s right to COBRA continuation coverage under any Company group health plan shall be reduced by the number of months of continued coverage provided pursuant to this paragraph.

e.	If Executive is vested in the Company’s tax-qualified benefit plan at the time his employment terminates, he shall be entitled to an amount equal to the actuarial equivalent of the additional amount that Executive would have earned under such plan had he accumulated three (3) additional continuous years of service for benefit crediting purposes. Such amount shall be paid to Executive in an actuarially equivalent cash lump sum at Executive’s normal retirement age (as defined in such tax-qualified defined benefit plan), unless the Company reasonably determines that Code Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) in which case such payment will be paid on the Specified Employee Delayed Payment Date.

f.	A pro-rata target incentive compensation/bonus payment for the year of termination, based on the target level of payout for the year of termination, payable promptly following the date of termination but in no event later than the fifteenth day of the third month after the date of termination), unless the Company reasonably determines that Code Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) in which case such payment will be paid on the Specified Employee Delayed Payment Date.

g.	Accrued vacation pay through the date of determination or other amounts earned, accrued or owing to Executive but not yet paid as of such date.

h.	Other benefits, if any, in accordance with applicable plans, programs and arrangements of Company; provided, however, that this Agreement shall be the sole source of severance benefits paid by Company with respect to any termination of Executive’s employment covered by this Agreement
3. If any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with Company or the termination thereof (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor to such Section) or interest or penalties with respect to such excise tax (such excise tax, together with any interests or penalties thereon, is herein referred to as an “Excise Tax”), then the aggregate “present value” of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):
a.	Three times Executive’s “base amount” less one dollar, or

b.	The amount which yields Executive the greatest after-tax amount of Payments under this Agreement and any other plan, program or arrangement with the Company after taking into account all applicable taxes on those Payments, including but not limited to the excise tax imposed Section 4999 of the Code.
For purposes of applying the Benefit Limit, the definitions (for such terms as “base amount” and “present value”) and rules set forth in the Treasury Regulations promulgated under Section 280G of the Code shall apply. The amount of the Benefit Limit shall promptly be determined by an independent accounting firm selected by the parties and paid for by Company. Once any disputes have been resolved, then to the extent the aggregate present value of any amounts contingent on a Change in Control exceed the Benefit Limit, then Executive’s cash based Severance Benefits will first be reduced as selected by Executive, and then, if necessary. Executive’s other benefits (based on their parachute value under Section 280G of the Code) shall be reduced to the extent necessary to assure that the Benefit Limit is not exceeded. In the event amount determined under “b” above is greater than that determined under “a” above. Executive shall be responsible for any excise taxes on any benefits payable pursuant to this paragraph.
     4. In consideration of the mutual covenants and agreements contained in this Agreement, Executive agrees to comply with the “Non-Compete” and “Confidential and Proprietary Information” covenants and Company agrees to comply with the “Indemnification” covenants set forth in Executive’s Employment/Non-Competition Agreement.

5. Executive shall have no duty to mitigate his damages by seeking other employment. Should Executive actually receive other payments from any other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.
6. As used herein, the following definitions shall apply:
a.	The term “Change in Control” shall mean either:
i.	Ownership, whether direct or indirect, of shares in excess of 25% of the outstanding shares of common stock of Company by a person or group of persons other than the Simpson Estates; or

ii.	The occurrence of any transaction relating to Company required to be described pursuant to the requirements of Item 14 of Schedule 14A under Regulation 14(a) of the Securities Exchange Act of 1934 as promulgated by Securities and Exchange Commission or Item 5.01 of Form 8-K as promulgated by the Securities and Exchange Commissions.

iii.	Any change in the composition of the Board over a two-year period which results in a majority of the then present directors of Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded.
b.	All other capitalized terms used herein without definition shall have the same meanings as set forth in Executive’s Employment/Non- Competition Agreement.
7. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.
8. This Agreement shall terminate if Executive, prior to any acquisition or Change in Control announced in a Company press release, voluntarily resigns, retires, become permanently and totally Disabled, or dies. This Agreement shall also terminate if Executive’s employment is terminated, prior to any announced acquisition or Change in Control, by the Board, unless Executive can reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in direct anticipation of the Change of Control.

A. M. CASTLE & CO.

By:	/s/ John McCartney

Title:	Lead Director

MICHAEL GOLDBERG

/s/ Michael Goldberg

Executive